                          A.S.V., INC. AND SUBSIDIARY
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                  THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                                  1997        1996
                                               ----------  ----------
PRIMARY AND FULLY DILUTED

 Earnings
  Net income                                   $  315,542  $  152,996

  Add after tax interest expense applicable
   to 6.5% convertible debentures                  50,374           -
                                               ----------  ----------
  Net income applicable to common stock        $  365,916  $  152,996
                                               ==========  ==========

 Shares
  Weighted average number of common
   shares outstanding                           4,826,398   4,763,859
 Assuming exercise of options and warrants
  reduced by the number of shares which could
  have been purchased with the proceeds from
  the exercise of such options and warrants       682,667     327,462

 Assuming conversion of 6.5% convertible
  debentures                                      454,545           -
                                               ----------  ----------
 Weighted average number of common and
  common equivalent shares outstanding          5,963,610   5,091,321
                                               ==========  ==========

Earnings per common share                            $.06  $      .03
                                               ==========  ==========
